Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP ATTORNEYS AT LAW 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607 PO Drawer 17803, Raleigh, NC 27619 P: 919.781.4000 F: 919.781.4865 www.wyrick.com

May 8, 2023

Board of Directors

Citius Pharmaceuticals, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

Ladies and Gentlemen:

We have acted as counsel to Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale of (i) an aggregate of 12,500,001 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), (ii) warrants to purchase up to an aggregate of 12,500,001 shares of Common Stock (the “Common Warrants”), (iii) placement agent warrants to purchase an aggregate of 875,000 shares of Common Stock (the “Placement Agent Warrants”, and together with the Common Warrants, the “Warrants”), and (v) shares of Common Stock issuable from time to time upon the exercise of the Warrants (the “Warrant Shares”), in each case pursuant to the registration statement on Form S-3 (File No. 333-255005), as filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), as declared effective by the Commission on April 16, 2021 (the registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”), together with the exhibits to the Registration Statement and the documents incorporated by reference therein and the related base prospectus (the “Base Prospectus”) which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed on May 5, 2023 with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

The Shares and Warrants are to be sold pursuant to a Securities Purchase Agreement dated May 3, 2023 (the “Purchase Agreement”), by and among the Company and the investor signatories thereto, which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on May 8, 2023. The Placement Agent Warrants are to be sold pursuant to that certain engagement letter between the Company and H.C. Wainwright & Co., LLC dated April 17, 2023 (the “Engagement Letter”).

Board of Directors

Citius Pharmaceuticals, Inc.

May 8, 2023

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws in effect as of the date hereof, the Purchase Agreement, the Engagement Letter and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable; (ii) the Common Warrants when issued and sold in accordance with the Purchase Agreement, the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance; (iii) the Placement Agent Warrants, when issued and sold in accordance with the Engagement Letter, the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance; and (iv) following the execution and delivery by the Company of the Warrants pursuant to the terms of the Purchase Agreement or Engagement Letter, as applicable, the exercise of the Warrants pursuant to their terms, receipt by the Company of the exercise price for the Warrant Shares, as specified in the Warrants, and the issuance by the Company of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to current federal laws of the United States and laws of the state of Nevada, including the statutory provisions and reported judicial decisions interpreting these laws.

We hereby consent to the use of our name wherever it appears in the Registration Statement and the Prospectus, and in any amendment or supplement thereto, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP